For release: March 16, 2020	Contact: Brian Dingerdissen Essential Utilities Inc. Investor Relations O: 610.645.1191 BJDingerdissen@Essential.co

Dan Lockwood Communications and Marketing O: 610.645.1157 DMLockwood@Essential.co

Essential completes transformational $4.275 billion acquisition of Peoples

Company also closes previously announced financing from CPP Investments

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG) announced today it has successfully completed the acquisition of Peoples, a Pittsburgh-based natural gas distribution company, in an all-cash transaction that reflects an enterprise value of $4.275 billion, including the assumption of approximately $1.1 billion of debt. As previously disclosed, the transaction was financed through an appropriate mix of equity and debt, which supports a strong balance sheet and continued investment-grade credit ratings for the combined business. Essential, which changed its name from Aqua America on Feb. 3, began trading under the NYSE ticker symbol (WTRG) the same day.

The acquisition received regulatory approval from the Pennsylvania Public Utility Commission on Jan. 16 and marks the creation of a new infrastructure company uniquely positioned to have a significant impact on improving infrastructure reliability, quality of life and economic prosperity in the areas it serves.

In connection with the completion of Essential’s acquisition of Peoples, Essential also closed the previously announced $750 million investment from the Canada Pension Plan Investment Board (CPP Investments). CPP Investments acquired approximately 21.7 million shares of Essential’s common stock through the transaction.

“Today marks the beginning of an exciting new chapter in our combined companies' histories,” said Essential Chairman and CEO Christopher Franklin. “Together, we are poised to play an important role in solving our nation’s water and natural gas infrastructure challenges through thoughtful capital investment, operational excellence, environmental stewardship and a commitment to strengthening local communities. The closing of the transaction is good news for Aqua and Peoples customers, who will benefit from our more than 260 years of combined expertise and service.”

As part of the regulatory approval for the Peoples transaction, Essential committed to $23 million in rate credits for customers. Pennsylvania customers of both Aqua Pennsylvania and Peoples will receive a one-time rate credit on their bill in 2020. Beyond this positive impact, there will be no other impact to customer bills at either utility as a result of the transaction.

Essential has committed to no job loss at its utilities as a result of the combination. Its officials are already in discussion to add employees both internally and through contractors as gas main replacement is accelerated in the Pittsburgh region. The combined company plans to replace nearly 3,000 miles of aged natural gas mains over approximately 15 years.

“We will proudly commit the necessary capital to increase the pace of gas main replacement which will ultimately result in continued safety and reliability for our customers. The accelerated gas main replacement program will also improve the environment as we reduce methane emissions from old pipes that may be leaking. This work will be achieved following the highest safety standards and utilizing union labor. Our increased need for employees and contractors to complete this work will bring even more jobs to the region. This work represents significant value potential for our shareholders and creates meaningful opportunities for career growth for the more than 3,000 industry professionals in our organization,” said Franklin.

Essential’s debt is rated by both Moody’s and Standard and Poor’s. S&P recently released its issuer credit rating for the combined company at A. “We are pleased with the credit outcome for the combined company. The transaction brings enhanced earnings for shareholders, as well as a continued strong balance sheet. Truly a win-win for customers and shareholders,” said Daniel Schuller, Essential’s Chief Financial Officer. The Moody’s rating of Baa2 is expected to remain unchanged after the transaction closes.

Essential and its utilities will continue to be engaged corporate citizens. The combined company will remain active on issues related to Environmental, Social and Governance matters. At a recent investor day, Essential announced that its water and wastewater businesses would comply with the Paris Agreement 10 years earlier than the targeted 2032 by purchasing 60 percent of its power from renewable sources beginning in 2022. The Peoples main replacement program will significantly reduce methane leakage, and the combined company will annually quantify its improved methane emissions in the sustainability report that will be posted on the Essential website.

More information is available at www.essential.co.

About Essential

Essential is one of the largest publicly traded water, wastewater and natural gas providers in the U.S., serving approximately 5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Essential Utilities Inc. can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, statements relating to the investment by CPP Investments and the use of proceeds as part of the financings for the acquisition of Peoples, as well as the expected benefits of the Peoples acquisition and the planned activities of the combined company going forward. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including the factors discussed in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with the company’s business, please refer to its annual, quarterly and other SEC filings. The company is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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